Exhibit 99.1
Fresh Tracks Therapeutics Reports Third Quarter 2023 Financial Results and Provides Corporate Update
Cash and cash equivalents of approximately $11.5 million as of October 31, 2023
Special meeting of stockholders on November 16 seeking stockholder approval of the Dissolution and Plan of Dissolution
If approved by stockholders, the Company estimates that cash distributions in the Dissolution will be between $5 million and $7 million, or $0.84 to $1.17 per share, to stockholders
BOULDER, CO — November 13, 2023 — Fresh Tracks Therapeutics, Inc. (the “Company” or “Fresh Tracks”) (Nasdaq: FRTX), today announced financial results for the third quarter ended September 30, 2023 and provided a corporate update.
“Following the approval by our Board of a plan of liquidation and dissolution of the Company, we have taken numerous actions over the last few weeks to reduce operating expenses and conserve capital, with the primary goal of maximizing the remaining cash available to distribute to stockholders if the dissolution is approved,” commented Albert (Bert) N. Marchio, II, Fresh Tracks’ Chief Executive Officer, Chief Financial Officer, and director and Chairman of the Board. “As we move towards the special meeting of stockholders next week, we urge all stockholders to review the definitive proxy statement we filed with the SEC on October 20, 2023 and encourage them to vote as soon as possible. If the dissolution is approved at the special meeting, we intend to promptly file a Certificate of Dissolution with the Secretary of the State of Delaware and subsequently initiate the first of several liquidating cash distributions to stockholders.”
Recent Corporate Highlights
On September 19, 2023, Fresh Tracks announced a proposed plan of liquidation and dissolution (the “Plan of Dissolution”) and its intent to discontinue all clinical and preclinical development programs and reduce the Company’s workforce. Historically, Fresh Tracks was a clinical-stage pharmaceutical company striving to transform patient lives through the development of innovative and differentiated prescription therapeutics. The Company’s pipeline aimed to disrupt existing treatment paradigms and featured several new chemical entities that inhibit novel targets with first-in-class potential for autoimmune, inflammatory, and other debilitating diseases.
The Company’s board of directors (“Board”) and executive management team conducted a comprehensive process to explore and evaluate strategic alternatives with the goal of maximizing stockholder value. Potential alternatives that were under evaluation included, but were not limited to, a financing, a merger or reverse merger, the sale of all or part of the Company, licensing of assets, a business combination, and/or other strategic transactions or series of related transactions involving the Company.
On September 18, 2023, after conducting an extensive, months-long potential strategic alternatives process, including four unsuccessful attempts to find a merger or reverse merger partner due to the potential acquirer’s inability to secure its own necessary financing and/or inability to offer adequate value to consummate the transaction, and combined with the unsuccessful outreach to approximately 125 other possible counterparties and investors who operate or invest in both life sciences and other industry sectors, the Board unanimously approved the Company’s proposed liquidation and dissolution (the “Dissolution”) and the Plan of Dissolution, subject to the approval of the Company’s stockholders. In connection with the Plan of Dissolution, effective October 2, 2023, the Company discontinued all clinical and preclinical development programs and terminated most of its employees, except for certain employees, consultants, and advisors who will supervise or facilitate the dissolution and wind down of the Company, if approved by the Company’s stockholders.
Fresh Tracks plans to hold a special meeting of stockholders on November 16, 2023 (the “Special Meeting”) to seek stockholder approval of the Dissolution and the Plan of Dissolution and has filed proxy materials relating to the Special Meeting with the Securities and Exchange Commission (“SEC”). If the Dissolution and the Plan of Dissolution are approved by the Company’s stockholders, based on currently available information, the Company estimates that it will have in the range between approximately $5.0 million and $7.0 million of cash available to be distributed to stockholders in connection with the

Dissolution, which implies a per share distribution range of $0.84 to $1.17 per share of common stock. Distributions, if any, to the Company’s stockholders may be paid in one or more distributions over a period of several years. Such distributions will not occur until after the Certificate of Dissolution is filed, which the Company intends to do as soon as practicable after stockholder approval, if such approval is obtained.
The Board of Directors fixed the close of business on October 17, 2023, as the record date for the Special Meeting. Only stockholders of record at the close of business on that date may vote at the Special Meeting or any adjournment thereof. Your vote is important. If you have questions about how to vote, please call the Company’s proxy solicitor D.F. King at 800-769-4414 (or international: 914-218-4628).
Third Quarter 2023 Financial Results
The Company reported cash and cash equivalents of $12.0 million as of September 30, 2023, compared to $8.7 million as of December 31, 2022. As of October 31, 2023, the Company’s cash balance was approximately $11.5 million.
Revenue was $7.9 million for the third quarter of 2023, compared to $0.5 million for the third quarter of 2022. Revenue for the third quarter of 2023 primarily consisted of contract revenue of $7.9 million recognized pursuant to its Asset Purchase Agreement Amendment with Botanix SB Inc. (“Botanix”) and Botanix Pharmaceuticals Limited (the “Asset Purchase Agreement”), in which the Company agreed to terminate and relinquish any remaining amounts potentially payable by Botanix to the Company in the future. Revenue for the third quarter of 2022 primarily consisted of contract revenue recognized under the Asset Purchase Agreement and a Transition Services Agreement with Botanix.
Research and development expenses were $0.6 million for the third quarter of 2023, compared to $3.6 million for the third quarter of 2022. The decrease was primarily driven by decreased expenses of $2.3 million related to the Company’s DYRK1A inhibitor program and $0.6 million for personnel and other unallocated expenses.
General and administrative expenses were $5.3 million for the third quarter of 2023, compared to $3.0 million for the third quarter of 2022. The increase of $2.3 million was primarily the result of $1.7 million for a licensing fee to the Company’s former licensor in July 2023 under the Asset Purchase Agreement Amendment and $1.1 million in higher compensation-related expenses primarily due to severance expense, partially offset by $0.5 million in lower legal and compliance fees.
The Company reported net income of $2.1 million for the third quarter of 2023 compared to a net loss of $6.0 million for the third quarter of 2022.
IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT
This press release is for informational purposes only. It is neither a solicitation of a proxy, an offer to purchase, nor a solicitation of an offer to sell shares of the Company. In connection with the proposed Dissolution and the Plan of Dissolution, the Company filed a definitive proxy statement with the SEC on October 20, 2023. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS THERETO, ANY OTHER SOLICITING MATERIALS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED DISSOLUTION, THE PLAN OF DISSOLUTION AND RELATED MATTERS, AND/OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT FRESH TRACKS, THE PROPOSED DISSOLUTION, THE PLAN OF DISSOLUTION AND RELATED MATTERS. Stockholders may obtain a free copy of the definitive proxy statement and the other relevant materials, and any other documents filed by the Company with the SEC, at the SEC's website at http://www.sec.gov or on the “Investors” section of Fresh Track’s website at www.frtx.com.
Participants in the Solicitation
Fresh Tracks and its executive officers and directors may be deemed to be participants in the solicitation of proxies from its stockholders with respect to the proposed Dissolution, the Plan of Dissolution and related matters, and any other matters to be voted on at the Special Meeting. Information regarding the names, affiliations and direct or indirect interests, by security holdings or otherwise, of such directors and executive officers in the solicitation are included in the definitive proxy statement filed with the SEC on October 20, 2023. Additional information regarding such directors and executive officers, and other important Company information, are included in Fresh Track’s Annual Report on Form 10-K/A for the year ended December 31, 2022, which was filed with the SEC on May 1, 2023.

Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of Fresh Track’s stockholders in connection with the proposed Dissolution, the Plan of Dissolution and related matters are set forth in the definitive proxy statement. These documents are available free of charge as described in the preceding section.
For more information, visit https://www.frtx.com.
Cautionary Note Regarding Forward-Looking Statements
Any statements made in this press release relating to future financial, business, conditions, plans, prospects, impacts, shifts, trends, progress, or strategies and other such matters, including without limitation, Fresh Tracks’ proposed Dissolution pursuant to its Plan of Dissolution, the timing of filing of the Certificate of Dissolution, the timing and outcome of the Special Meeting to approve the Dissolution and the Plan of Dissolution, the amount, number, and timing of liquidating distributions, if any, to its stockholders, the amount of reserves, and similar statements, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “might,” “show,” “continue,” “conduct,” “report,” “seek,” “report,” “conserve,” “distribute,” “dissolve,” “encourage,” “discontinue,” “terminate,” “wind down,” “additional,” “announce,” “anticipate,” “believe,” “sufficient,” “estimate,” “expect,” “intend,” “plan,” “potential,” “will,” “evaluate,” “aim,” “meet,” “support,” “look forward,” “develop,” “promise,” “provide,” “first-in-class,” “opportunity,” “disrupt,” “reduce,” “suggest,” and similar expressions and their variants, as they relate to Fresh Tracks or any of Fresh Tracks’ partners, or third parties, may identify forward-looking statements. Fresh Tracks cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time, often quickly, and in unanticipated ways. Important factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include the availability, timing and amount of liquidating distributions being different than expected; the amounts that will need to be set aside as reserves by Fresh Tracks being higher than anticipated; the possible inadequacy of such reserves to satisfy Fresh Tracks’ obligations; potential unknown contingencies or liabilities, and Fresh Tracks’ potential inability to favorably resolve them or at all; the amount of proceeds that might be realized from the sale or other disposition of any remaining Fresh Tracks assets; the application of, and any changes in, applicable tax and other laws, regulations, administrative practices, principles and interpretations; the incurrence by Fresh Tracks of expenses relating to the Dissolution being different than estimated; the ability of the Fresh Tracks board of directors to abandon, modify or delay implementation of the Dissolution, even after stockholder approval; failure of the Company’s stockholders to approve the proposed Plan of Dissolution; the Company’s ability to settle, make reasonable provision for or otherwise resolve its liabilities and obligations, including the establishment of an adequate contingency reserve; and the uncertain macroeconomic and political environment. Further information on the factors and risks that could cause actual results to differ from any forward-looking statements are contained in Fresh Tracks’ filings with the SEC, which are available at https://www.sec.gov (or at https://www.frtx.com). The forward-looking statements represent the estimates of Fresh Tracks as of the date hereof only. Fresh Tracks specifically disclaims any duty or obligation to update forward-looking statements.
Fresh Tracks Therapeutics, Inc.
Investor Contact:
Dan Ferry
LifeSci Advisors
(617) 430-7576
daniel@lifesciadvisors.com

Fresh Tracks Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue
Contract revenue	$7,944	$486	$8,006	$4,801
Royalty revenue	—	—	—	92
Total revenue	7,944	486	8,006	4,893
Operating expenses:
Research and development	627	3,560	3,172	11,438
General and administrative	5,320	3,002	9,542	10,396
Total operating expenses	5,947	6,562	12,714	21,834
Income (loss) from operations	1,997	(6,076)	(4,708)	(16,941)
Other income	107	58	257	372
Interest expense	—	—	(5)	(6)
Net income (loss)	2,104	(6,018)	(4,456)	(16,575)
Less: net income attributable to participating securities	(197)	—	—	—
Net income (loss) attributable to common stockholders	$1,907	$(6,018)	$(4,456)	$(16,575)

Net income (loss) per common share attributable to common stockholders, basic and diluted	$0.32	$(2.07)	$(0.86)	$(6.05)
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders, basic and diluted	5,912,786	2,906,000	5,199,856	2,738,954

Fresh Tracks Therapeutics, Inc.
Selected Financial Information
Condensed Consolidated Balance Sheet Data
(amounts in thousands)
(unaudited)

	September 30, 2023	December 31, 2022
Cash and cash equivalents	$12,020	$8,680
Prepaid expenses and other current assets	993	1,403
Total assets	13,057	10,271
Total liabilities	2,108	3,077
Total stockholders’ equity	10,949	7,194